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                                                                     EXHIBIT 2.3

                           STOCK EXCHANGE AGREEMENT

     THIS AGREEMENT is made this 7th day of March, 2000, between Rain Acquisition Corp., a Delaware corporation (the "Purchaser"), and Vani Kola ("Kola"), a shareholder of RightWorks Corporation, a California corporation (the "Company"), as an element of the plan of reorganization (the "Plan") described in the Recapitalization and Exchange Offer Agreement and Plan of Reorganization dated as of the date hereof by and among Internet Capital Group, Inc. ("Parent"), the Purchaser and the Company (the "Reorganization Agreement"). Capitalized terms not otherwise defined herein shall be used herein with the meaning ascribed thereto in the Reorganization Agreement.

     1. Sale of Stock. Pursuant to and as an element of the Plan, Kola hereby agrees to transfer to the Purchaser, subject to the condition described below, a number of vested shares of Company Common Stock (the "Shares") equal to the Top-Up Number (as defined below) in exchange for a number of shares of Parent Common Stock (the "Parent Shares") equal to the quotient of (i) the product of (A) the Top-Up Number multiplied by (B) 80% of the Per Share Value divided by (ii) the Trading Price. The "Top-Up Number" equals that number of share of Company Common Stock as is necessary to cause, in conjunction with the issuance of Series B Preferred Stock pursuant to the Stock Purchase Agreement dated as of the date hereof by and between the Purchaser and the Company, the Minimum Condition to be satisfied. Kola's obligation to sell the Shares hereunder shall be conditioned upon the satisfaction or waiver of all of the conditions to each of the Company's and Parent's obligation to consummate the transactions contemplated by the Reorganization Agreement, and the consummation of the transaction contemplated hereby will occur concurrently with the Closing under the Reorganization Agreement.

     2. Payment of Consideration. The consideration to be paid in exchange for the Shares may be paid by delivery to Kola at the Closing Date of the Parent Shares. Parent agrees to use commercially reasonable efforts to issue the Parent Shares to Kola pursuant to the Registration Statement, and Kola will otherwise be entitled, with respect to the Parent Shares, to the benefits accorded the holders of shares of Parent Common Stock issuable in connection with the Offer.

     3. Issuance of Shares. Upon receipt by Kola of a certificate evidencing the Parent Shares, Kola shall deliver to the Purchaser duly executed certificates evidencing the Shares.

     4. Representations and Warranties of Kola. Kola represents and warrants that she (a) is the beneficial owner of the Shares, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances; and (b) has full power and authority to make, enter into and carry out the terms of this Agreement.

     5.  General Provisions.

             (a) This Agreement shall be governed by the internal laws of the State of California. This Agreement represents the entire agreement between the parties with respect to the
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purchase of Common Stock by the Purchaser, may only be modified or amended in writing signed by both parties.
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          (b)  The rights and obligations of the parties under this Agreement may only be assigned with the prior written consent of the other party.

          (c) Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

          (d) Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agree that in the event of any such breach the aggrieved party shall be entitled (without the necessity of the posting of any bond or similar requirement) to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (e)  In the event that the Reorganization Agreement terminates prior to the Closing, this Agreement will automatically terminate simultaneously.
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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

KOLA:                               PURCHASER:

                                    Rain Acquisition Corp.,
                                    a Delaware corporation

/s/ Vani Kola                       By: /s/  Henry M. Nassau
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   Vani Kola                            Name:  Henry M. Nassau
                                        Title: Managing Director